UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                         Commission File Number: 0-1738
                           NOTIFICATION OF LATE FILING

(Check One):   [_] Form 10-K    [_] Form 11-K    [_] Form 20-F    [X] Form 10-Q
               [_] Form N-SAR

               For Period Ended:  September 30, 2005

      [_]   Transition Report on Form 10-K
      [_]   Transition Report on Form 20-F
      [_]   Transition Report on Form 11-K
      [_]   Transition Report on Form 10-Q
      [_]   Transition Report on Form N-SAR
            For the Transition Period Ended:  _________________________
   Read attached instruction sheet before preparing form.  Please print or type.

      Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

      If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

                                     PART I
                             REGISTRANT INFORMATION

George Foreman Enterprises, Inc.
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Full Name of Registrant

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Former Name if Applicable

100 North Wilkes-Barre Blvd, 4th Floor
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Address of Principal Executive Office (Street and Number)

Wilkes-Barre, Pennsylvania  18702
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City, State and Zip Code

                                     PART II
                             RULE 12b-25(b) AND (c)

      If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.) [X]

      (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

      (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

      (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

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                                    PART III
                                    NARRATIVE

      State below in reasonable detail why the Form 10-K, 11-K, 20-F, 10-Q, N-SAR or the transition report or portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

      The Registrant intended to file Form 10-Q within 45 days of the end of the Registrant's fiscal quarter ended September 30, 2005. However, due to scheduling difficulties, the review could not be completed within the anticipated time period without unreasonable expense and effort. The Registrant represents that its Form 10-QSB will be filed within the period specified by Rule 12b-25(b)(ii).

                                     PART IV
                                OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

      Jeremy Anderson              (570)                822-6277
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         (Name)                 (Area Code)         (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                                              [X] Yes     [_] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                              [_] Yes     [X] No

      If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.





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                        George Foreman Enterprises, Inc.
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                  (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date: November 15, 2005                  By: /s/ Jeremy Anderson
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                                            Name:  Jeremy Anderson
                                            Title: Chief Financial Officer








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